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EXHIBIT 99.1(5)(c)

Accidental Death Rider
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Accidental Death Rider

Benefit - We will pay the extra benefit amount when we receive proof that the insured's death:
- was accidental, subject to this rider's provisions; and
- occurred while this rider was in force.

Accidental Death - An accidental death is one which:
- results directly and independently of all other causes from bodily injuries accidentally sustained while this rider is in force; and
- is not caused by bodily or mental infirmity, illness or disease; and

- occurs within 120 days of the injuries. We will waive the 120 day limit if the insured continuously requires artificial means to sustain life from the time of injury to the time of death.

Risks Not Covered - This rider does not cover death which results from:

- intentionally self-inflicted injuries while sane or insane; or
- medical, surgical or dental treatment; or
- any poison or gas taken or inhaled voluntarily; or
- war or any incident of war, declared or not; or
- descent from any kind of aircraft; or
- riding in any kind of aircraft unless solely as a passenger in an aircraft not operated by or for any armed forces.

War Service - This rider will be suspended while the insured is in the armed forces of any country at war, declared or not. No insurance charges will be made for this rider during the suspension; if any are made we will reverse them.

Insurance Charges - The monthly Insurance Charge for this rider is shown in the Policy Specifications pages.

Effective Date - This rider is effective on the policy date unless otherwise stated hereon. This rider will terminate:
- on your written request; or
- on lapse or termination of this policy; or
- when the insured becomes age 70.

Autopsy - We reserve the right to make an autopsy where this is legal.

Incontestability - This rider will be incontestable after it has been in force for two years during the insured's lifetime.

General Conditions - This rider is part of the policy to which it is attached. All terms of the policy which do not conflict with this rider's terms apply to this rider.

Pacific Mutual Life Insurance Company
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Thomas C Sutton                           Audrey L. Milfs
Chairman and Chief Executive Officer      Secretary

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